UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2006

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	11-3707493 (I.R.S. Employer Identification No.)

527 Madison Avenue, 16th Floor, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 319-8801
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry Into a Material Definitive Agreement.

  The information provided in Item 2.03 is incorporated by reference herein.

ITEM 2.03     Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On August 1, 2006, NorthStar Realty Finance Limited Partnership (the “Operating Partnership”), the operating partnership of NorthStar Realty Finance Corp. (the “Company”), completed a private placement of $30 million of trust preferred securities, through a newly formed subsidiary, NorthStar Realty Finance Trust V, a Delaware statutory trust (the “Trust”). The sole assets of the Trust consist of a like amount of junior subordinated notes due September 30, 2036 issued by the Operating Partnership and guaranteed by the Company. The proceeds will be used to repay existing short-term, floating rate debt and to finance future investments in the Company’s real estate debt, real estate securities and net lease businesses. The trust preferred securities and the notes both have a 30-year term, ending September 30, 2036, and bear interest at a floating rate of three-month LIBOR plus 2.70%. The Company has entered into an interest rate swap agreement, which fixed the interest rate for 10 years at 8.16%. These securities are redeemable at par beginning on September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp. (Registrant)

Date: August 2, 2006	By:	/s/ Albert Tylis
Albert Tylis
General Counsel